Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Stefan Chkautovich, CFO
July 29, 2024	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS PRELIMINARY RESULTS FOR FOURTH QUARTER OF FISCAL 2024;

DECLARES QUARTERLY DIVIDEND OF $0.23 PER COMMON SHARE;

CONFERENCE CALL SCHEDULED FOR TUESDAY, JULY 30, AT 9:30AM CENTRAL TIME

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (“Company”) (NASDAQ: SMBC), the parent corporation of Southern Bank (“Bank”), today announced preliminary net income for the fourth quarter of fiscal 2024 of $13.5 million, a decrease of $2.0 million or 13.0%, as compared to the same period of the prior fiscal year. The decrease was primarily due to lower net interest income and noninterest income. Preliminary net income was $1.19 per fully diluted common share for the fourth quarter of fiscal 2024, a decrease of $0.18 as compared to the $1.37 per fully diluted common share reported for the same period of the prior fiscal year. For the full fiscal year 2024, preliminary net income of $50.2 million was an increase of $10.9 million as compared to fiscal 2023, while diluted earnings per share for fiscal 2024 were $4.42, an increase of $0.57 as compared to the $3.85 per fully diluted common share for fiscal 2023. The fiscal 2023 after-tax impact of the merger-related provision for credit losses (“PCL”) required to achieve the “Day 1” allowance for credit losses (“ACL”) on acquired loans and off-balance sheet credit exposures, and merger-related noninterest expenses, were estimated to have reduced diluted EPS by $0.95.

Highlights for the fourth quarter of fiscal 2024:

●	Earnings per common share (diluted) were $1.19, down $0.18, or 13.1%, as compared to the same quarter a year ago, and up $0.20, or 20.2% from the third quarter of fiscal 2024, the linked quarter.

●	Annualized return on average assets (“ROA”) was 1.17%, while annualized return on average common equity (“ROE”) was 11.2%, as compared to 1.44% and 14.1%, respectively, in the same quarter a year ago, and 0.97% and 9.5%, respectively, in the third quarter of fiscal 2024, the linked quarter.

●	Net interest margin for the quarter was 3.25%, down from the 3.60% reported for the year ago period, and up from 3.15% reported for the third quarter of fiscal 2024, the linked quarter. Net interest income decreased $1.1 million, or 3.1%, as compared to the same quarter a year ago, and increased $586,000, or 1.7%, as compared to the third quarter of fiscal 2024, the linked quarter.

●	Noninterest income was down 13.2% for the quarter, as compared to the year ago period, and up 39.1% as compared to the third quarter of fiscal 2024, the linked quarter. The increase as compared to the linked quarter was partially due to losses realized on sale of securities in the linked quarter, while other seasonal factors also contributed.

●	Gross loan balances increased by $78.6 million during the fourth quarter, and increased by $230.9 million, or 6.4%, during all of fiscal 2024.

●	Deposit balances decreased by $43.1 million during the fourth quarter, and increased by $226.9 million, or 6.1%, during all of fiscal 2024. The decrease in deposits during the fourth quarter was attributed to seasonal patterns of our public unit and agricultural depositors.

●	Cash equivalent balances decreased by $107.4 million during the fourth quarter, and increased $6.2 million during all of fiscal 2024. The decrease in the current quarter was attributed to the outflow of seasonal deposits and the funding of loan growth.

●	The Company repurchased 88,357 shares of its common stock in the fourth quarter at an average price of $41.53 per share, for a total of $3.7 million. The average purchase price was 95.3% of our $43.56 book value as of June 30, 2024.

Dividend Declared:

The Board of Directors, on July 23, 2024, declared a quarterly cash dividend on common stock of $0.23 per share, payable August 30, 2024, to stockholders of record at the close of business on August 15, 2024, marking the 121st consecutive quarterly dividend since the inception of the Company. The dividend represents an increase of $0.02 per share, or 9.5%, as compared to the previous quarterly dividend payment. The Board of Directors and management believe the payment of a quarterly cash dividend enhances stockholder value and demonstrates our commitment to and confidence in our future prospects.

Conference Call:

The Company will host a conference call to review the information provided in this press release on Tuesday, July 30, 2024, at 9:30 a.m., central time. The call will be available live to interested parties by calling 1-833-470-1428 in the United States and from all other locations. Participants should use participant access code 779083. Telephone playback will be available beginning one hour following the conclusion of the call through August 4, 2024. The playback may be accessed in the United States and all locations by dialing 1-866-813-9403, and using the conference passcode 217680.

Balance Sheet Summary:

The Company experienced balance sheet growth in fiscal 2024, with total assets of $4.6 billion at June 30, 2024, reflecting an increase of $244.1 million, or 5.6%, as compared to June 30, 2023. Growth primarily reflected an increase in net loans receivable, available-for-sale (AFS) securities, and cash equivalents.

Cash equivalents were a combined $61.4 million at June 30, 2024, an increase of $6.2 million, or 11.2%, as compared to June 30, 2023. Compared to March 31, 2024, the linked quarter, cash equivalents decreased $107.4 million, or 63.6%, primarily from a combination of seasonal deposit outflows from our public unit and agriculture depositors and from the funding of loan growth. AFS securities were $427.9 million at June 30, 2024, up $10.3 million, or 2.5%, as compared to June 30, 2023.

Loans, net of the ACL, were $3.8 billion at June 30, 2024, an increase of $226.2 million, or 6.3%, as compared to June 30, 2023. Gross loans increased by $230.9 million, while the ACL attributable to outstanding loan balances increased $4.7 million, or 9.8%, as compared to June 30, 2023. The increase in loan balances was attributable to growth in non-owner occupied commercial real estate loans, residential real estate loans, agricultural revolving lines of credit, and drawn construction loan balances. This was partially offset by payoffs and paydowns in owner-occupied commercial real estate, commercial and industrial, multi-family, and agriculture real estate loans.

Loans anticipated to fund in the next 90 days totaled $157.1 million at June 30, 2024, as compared to $117.2 million at March 31, 2024, and $134.8 million at June 30, 2023.

The Bank’s concentration in non-owner occupied commercial real estate loans is estimated at 317.5% of Tier 1 capital and ACL at June 30, 2024, as compared to 330.2% as of June 30, 2023, with these loans representing 40.9% of total loans at June 30, 2024. Multi-family residential real estate, hospitality (hotels/restaurants), care facilities, retail stand-alone, and strip centers are the most common collateral types within the non-owner occupied commercial real estate loan portfolio. The multi-family residential real estate loan portfolio commonly includes loans collateralized by properties currently in the low-income housing tax credit (LIHTC) program or having exited the program. The hospitality and retail stand-alone segments include primarily franchised businesses; care facilities consist mainly of skilled nursing and assisted living centers; and strip centers can be defined as non-mall shopping centers with a variety of tenants. Non-owner occupied office property types included 35 loans totaling $25.1 million, or 0.65% of total loans at June 30, 2024, none of which were adversely classified as of June 30, 2024, and are generally comprised of smaller spaces with diverse tenants. The Company continues to monitor its commercial real estate concentration and the individual segments closely.

Nonperforming loans were $6.7 million, or 0.17% of gross loans, at June 30, 2024, as compared to $7.7 million, or 0.21% of gross loans, at June 30, 2023. Nonperforming assets were $10.6 million, or 0.23% of total assets, at June 30, 2024, as compared to $11.3 million, or 0.26% of total assets, at June 30, 2023.

Our ACL at June 30, 2024, totaled $52.5 million, representing 1.36% of gross loans and 786% of nonperforming loans, as compared to an ACL of $47.8 million, representing 1.32% of gross loans and 625% of nonperforming loans, at June 30, 2023. The Company has estimated its expected credit losses as of June 30, 2024, under ASC 326-20, and management believes the ACL as of that date is adequate based on that estimate. There remains, however, significant uncertainty as the Federal Reserve has tightened monetary policy to address inflation risks. Management continues to closely monitor, in particular, borrowers in the hotel industry that were slow to recover from the COVID-19 pandemic.

Total liabilities were $4.1 billion at June 30, 2024, an increase of $201.4 million, or 5.1%, as compared to June 30, 2023. Growth primarily reflected an increase in total deposits and other liabilities from the increase of accrued interest payable and income taxes payable. These increases in deposits and other liabilities were partially offset by a decrease in FHLB advances.

Deposits were $4.0 billion at June 30, 2024, an increase of $226.9 million, or 6.1%, as compared to June 30, 2023. The deposit portfolio saw increases during the fiscal year in certificates of deposit and savings accounts, as customers remained willing to move balances into high yield savings accounts and special rate time deposits during the higher rate environment. Public unit balances totaled $594.6 million at June 30, 2024, an increase of $16.1 million compared to June 30, 2023, but a decrease of $29.9 million from March 31, 2024, the linked quarter, reflecting seasonal trends. Brokered deposits totaled $173.8 million at June 30, 2024, an increase of $14.2 million as compared to June 30, 2023, but a decrease of $13.2 million compared to March 31, 2024, the linked quarter. The average loan-to-deposit ratio for the fourth quarter of fiscal 2024 was 96.0%, as compared to 95.8% for the same period of the prior fiscal year. The table below illustrates changes in deposit balances by type over recent periods:

Summary Deposit Data as of:	June 30,	Mar. 31,	Dec. 31,	Sep. 30,	June 30,
(dollars in thousands)	2024	2024	2023	2023	2023

Non-interest bearing deposits	$514,107	$525,959	$534,194	$583,353	$597,600
NOW accounts	1,239,663	1,300,358	1,304,371	1,231,005	1,328,423
MMDAs - non-brokered	334,774	359,569	378,578	415,115	439,652
Brokered MMDAs	2,025	10,084	20,560	20,272	13,076
Savings accounts	517,084	455,212	372,824	313,135	282,753
Total nonmaturity deposits	2,607,653	2,651,182	2,610,527	2,562,880	2,661,504

Certificates of deposit - non-brokered	1,173,048	1,167,461	1,204,391	1,075,563	917,489
Brokered certificates of deposit	171,756	176,867	179,980	202,683	146,547
Total certificates of deposit	1,344,804	1,344,328	1,384,371	1,278,246	1,064,036

Total deposits	$3,952,457	$3,995,510	$3,994,898	$3,841,126	$3,725,540

Public unit nonmaturity accounts	$541,445	$572,631	$544,873	$491,868	$523,164
Public unit certficates of deposit	53,144	51,834	49,237	52,989	55,344
Total public unit deposits	$594,589	$624,465	$594,110	$544,857	$578,508

FHLB advances were $102.1 million at June 30, 2024, a decrease of $31.5 million, or 23.6%, as compared to June 30, 2023, as the Company utilized deposit growth to repay overnight and maturing term advances. For the quarter ended June 30, 2024, the Company continued to have no FHLB overnight borrowings.

The Company’s stockholders’ equity was $488.7 million at June 30, 2024, an increase of $42.7 million, or 9.6%, as compared to June 30, 2023. The increase was attributable primarily to earnings retained after cash dividends paid, in combination with a $4.5 million reduction in accumulated other comprehensive losses (“AOCL”) primarily as a result of the market value of the Company’s investments appreciating during the fiscal year due to the decrease in market interest rates. The reduction in AOCL was also partially due to losses of $1.5 million recognized during the fiscal year on the sale of AFS securities. The AOCL totaled $17.4 million at June 30, 2024, as compared to $21.9 million at June 30, 2023. The Company does not hold any securities classified as held-to-maturity. The increase in stockholders’ equity was partially offset by $3.9 million utilized for repurchases of 92,795 shares of the Company’s common stock during fiscal 2024 at an average price of $41.56 per share.

Quarterly Income Statement Summary:

The Company’s net interest income for the three-month period ended June 30, 2024, was $35.1 million, a decrease of $1.1 million, or 3.1%, as compared to the same period of the prior fiscal year. The decrease was attributable to a decrease of 35 basis points in net interest margin, partially offset by a 7.5% increase in the average balance of interest earning assets. The primary driver of the net interest margin decline, compared to the year ago period, was the cost of interest bearing liabilities increasing 110 basis points, partially offset by the yield on interest earning assets increasing 59 basis points. Contributing to the margin decline, interest bearing liabilities increased by 9.5%, as compared to the 7.5% increase in interest earning assets, as our deposit mix shifted away from noninterest bearing accounts. Net interest income for the three-month period ended June 30, 2024, grew $586,000, or 1.7%, as compared to the March 31, 2024, linked quarter. The increase was attributable to a ten basis point increase in the net interest margin, partially offset by a decline of 1.3% in the average balance of interest earning assets. The primary driver of the net interest margin expansion, compared to the linked quarter, was the yield on interest earning assets increasing 14 basis points, while the cost of interest bearing liabilities increased only eight basis points. Contributing to the margin increase, the average loan to deposit ratio increased to 96.0% in the current period, as compared to 92.5% in the linked quarter, as the balance sheet shifted to higher yielding assets.

Loan discount accretion and deposit premium amortization related to the November 2018 acquisition of First Commercial Bank, the May 2020 acquisition of Central Federal Savings & Loan Association, the February 2022 merger of FortuneBank, and the January 2023 acquisition of Citizens Bank & Trust resulted in $1.1 million in net interest income for the three-month period ended June 30, 2024, as compared to $1.6 million in net interest income for the same period a year ago. Combined, this component of net interest income contributed ten basis points to net interest margin in the three-month period ended June 30, 2024, as compared to a 16 basis point contribution for the same period of the prior fiscal year, and as compared to an 11 basis point contribution in the linked quarter, ended March 31, 2024, when net interest margin was 3.15%.

The Company recorded a PCL of $900,000 in the three-month period ended June 30, 2024, as compared to a PCL of $795,000 in the same period of the prior fiscal year. The current period PCL was the result of a $1.8 million provision attributable to the ACL for loan balances outstanding, partially offset by a recovery of $875,000 in provision attributable to the allowance for off-balance sheet credit exposures, as construction draws reduced available credit and increased on-balance sheet exposure. The Company’s assessment of the economic outlook has improved as compared to the assessment as of June 30, 2023, but reserves were modestly increased due to qualitative factors and individually evaluated credits, slightly expanding the ACL as a percentage of total loans. As a percentage of average loans outstanding, the Company recorded net charge offs of six basis points (annualized) during the current period, compared to two basis points during the same period of the prior fiscal year.

The Company’s noninterest income for the three-month period ended June 30, 2024, was $7.8 million, a decrease of $1.2 million, or 13.2%, as compared to the same period of the prior fiscal year. The decrease was attributable to lower other loan fees, gains on sales of loans, loan servicing fees, deposit account charges, and wealth management fees. Other loan fees, loan servicing fees, and gains on sales of loans decreased due to the impact of lower loan originations, which have been negatively impacted by the increase in interest rates. Included in loan servicing fees is recognition of a change in the fair value of mortgage servicing rights, which in the fourth quarter of fiscal 2024 resulted in a benefit of $131,000, as compared to a benefit of $348,000 in the same period a year ago. Deposit account charges and related fees decreased by $116,000, or 5.5%, compared to the same period a year ago, due primarily to reduced non-sufficient funds charges as a result of policy changes effective early in fiscal 2024, exempting certain NSF presentments from charges.

Noninterest expense for the three-month period ended June 30, 2024, was $25.0 million, an increase of $127,000, or 0.5%, as compared to the same period of the prior fiscal year. The increase as compared to the year-ago period was primarily attributable to increases in compensation and benefits, occupancy and equipment, and foreclosed property expenses. Partially offsetting these increases from the prior year period were decreases in other noninterest expense, data processing, deposit insurance premiums, postage and office supplies, and telecommunication expenses. In the year ago period, direct charges totaling $829,000 were related to the Citizens Bank & Trust merger, with no comparable material charges in the current period. Acquisition expenses in the year ago period were reflected largely in data processing fees (including contract termination and data conversion fees), compensation and benefits, and other miscellaneous merger operating expenses. The increase in compensation and benefits expense was primarily a result of increased headcount and annual merit and cost of living increases. Occupancy and equipment expenses increased due to relocated facilities and equipment, maintenance and remodels, and associated depreciation expenses. Lastly, in the same period of the prior fiscal year, the Company recognized a recovery on the sale of foreclosed property, with no comparable recovery in the current period.

The efficiency ratio for the three-month period ended June 30, 2024, was 58.3%, as compared to 55.1% in the same period of the prior fiscal year. The change was attributable primarily to lower net interest income and noninterest income during the current year period. As compared to the linked quarter, ended March 31, 2024, the efficiency ratio decreased by 2.9 percentage points, from 61.2%, due to an increase in net interest income resulting from net interest margin expansion, as well as an increase in noninterest income largely driven by tax credit investment benefits recognized, seasonal recognition of incentives under our electronic funds transfer agreements, a positive change in the fair value of mortgage servicing rights, and recognition during the linked quarter of losses on the sale of AFS securities, with no comparable losses in the current period.

The income tax provision for the three-month period ended June 30, 2024, was $3.4 million, a decrease of $509,000 or 12.9%, as compared to the same period of the prior fiscal year, primarily due to a decrease of net income before income taxes. The effective tax rate was unchanged at 20.2%.

Forward-Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: potential adverse impacts to the economic conditions in the Company’s local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, generally, resulting from the continuing COVID-19 pandemic and any governmental or societal responses thereto; expected cost savings, synergies and other benefits from our merger and acquisition activities might not be realized to the extent expected, within the anticipated time frames, or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention and labor shortages, might be greater than expected; the strength of the United States economy in general and the strength of local economies in which we conduct operations; fluctuations in interest rates and the possibility of a recession; monetary and fiscal policies of the FRB and the U.S. Government and other governmental initiatives affecting the financial services industry; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; our ability to access cost-effective funding; the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; fluctuations in real estate values in both residential and commercial real estate markets, as well as agricultural business conditions; demand for loans and deposits; legislative or regulatory changes that adversely affect our business; changes in accounting principles, policies, or guidelines; results of regulatory examinations, including the possibility that a regulator may, among other things, require an increase in our reserve for loan losses or write-down of assets; the impact of technological changes; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.

Southern Missouri Bancorp, Inc.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Summary Balance Sheet Data as of:	June 30,	Mar. 31,	Dec. 31,	Sep. 30,	June 30,
(dollars in thousands, except per share data)	2024	2024	2023	2023	2023

Cash equivalents and time deposits	$61,395	$168,763	$217,090	$89,180	$55,220
Available for sale (AFS) securities	427,903	433,689	417,406	405,198	417,554
FHLB/FRB membership stock	17,802	17,734	18,023	19,960	20,601
Loans receivable, gross	3,849,803	3,771,194	3,731,890	3,699,679	3,618,898
Allowance for credit losses	52,516	51,336	50,084	49,122	47,820
Loans receivable, net	3,797,287	3,719,858	3,681,806	3,650,557	3,571,078
Bank-owned life insurance	73,601	73,101	72,618	72,144	71,684
Intangible assets	77,232	78,049	79,088	80,117	81,245
Premises and equipment	95,952	95,801	94,519	94,717	92,397
Other assets	53,144	59,997	62,952	58,160	50,432
Total assets	$4,604,316	$4,646,992	$4,643,502	$4,470,033	$4,360,211

Interest-bearing deposits	$3,438,350	$3,446,818	$3,460,704	$3,257,773	$3,127,940
Noninterest-bearing deposits	514,107	548,692	534,194	583,353	597,600
FHLB advances	102,050	102,043	113,036	114,026	133,514
Other liabilities	37,905	46,712	42,256	37,834	31,994
Subordinated debt	23,156	23,143	23,130	23,118	23,105
Total liabilities	4,115,568	4,167,408	4,173,320	4,016,104	3,914,153

Total stockholders’ equity	488,748	479,584	470,182	453,929	446,058

Total liabilities and stockholders’ equity	$4,604,316	$4,646,992	$4,643,502	$4,470,033	$4,360,211

Equity to assets ratio	10.61%	10.32%	10.13%	10.15%	10.23%

Common shares outstanding	11,277,737	11,366,094	11,336,462	11,336,462	11,330,462
Less: Restricted common shares not vested	57,956	57,956	49,676	49,676	50,510
Common shares for book value determination	11,219,781	11,308,138	11,286,786	11,286,786	11,279,952

Book value per common share	$43.56	$42.41	$41.66	$40.22	$39.54
Closing market price	45.01	43.71	53.39	38.69	38.45

Nonperforming asset data as of:	June 30,	Mar. 31,	Dec. 31,	Sep. 30,	June 30,
(dollars in thousands)	2024	2024	2023	2023	2023

Nonaccrual loans	$6,680	$7,329	$5,922	$5,738	$7,543
Accruing loans 90 days or more past due	—	81	—	—	109
Total nonperforming loans	6,680	7,410	5,922	5,738	7,652
Other real estate owned (OREO)	3,865	3,791	3,814	4,981	3,606
Personal property repossessed	23	60	40	83	32
Total nonperforming assets	$10,568	$11,261	$9,776	$10,802	$11,290

Total nonperforming assets to total assets	0.23%	0.24%	0.21%	0.24%	0.26%
Total nonperforming loans to gross loans	0.17%	0.20%	0.16%	0.16%	0.21%
Allowance for credit losses to nonperforming loans	786.17%	692.79%	845.73%	856.08%	624.93%
Allowance for credit losses to gross loans	1.36%	1.36%	1.34%	1.33%	1.32%

Performing modifications to borrowers experiencing financial difficulty (1)	$24,602	$24,848	$24,237	$29,300	$29,765

(1)   Nonperforming modifications (referred to as troubled debt restructurings, or TDRs, prior to the July 1, 2023 adoption of ASU 2022-02) are included with nonaccrual loans or accruing loans 90 days or more past due.

	For the three-month period ended
Quarterly Summary Income Statement Data:	June 30,	Mar. 31,	Dec. 31,	Sep. 30,	June 30,
(dollars in thousands, except per share data)	2024	2024	2023	2023	2023

Interest income:
Cash equivalents	$541	$2,587	$1,178	$49	$229
AFS securities and membership stock	5,677	5,486	5,261	5,084	5,118
Loans receivable	58,449	55,952	55,137	52,974	48,936
Total interest income	64,667	64,025	61,576	58,107	54,283
Interest expense:
Deposits	28,124	28,021	25,571	20,440	16,331
FHLB advances	1,015	1,060	1,079	1,838	1,327
Subordinated debt	433	435	440	435	407
Total interest expense	29,572	29,516	27,090	22,713	18,065
Net interest income	35,095	34,509	34,486	35,394	36,218
Provision for credit losses	900	900	900	900	795
Noninterest income:
Deposit account charges and related fees	1,978	1,847	1,784	1,791	2,094
Bank card interchange income	1,770	1,301	1,329	1,345	1,789
Loan late charges	170	150	146	113	131
Loan servicing fees	494	267	285	231	649
Other loan fees	617	757	644	357	1,184
Net realized gains on sale of loans	97	99	304	213	325
Net realized losses on sale of AFS securities	—	(807)	(682)	—	—
Earnings on bank owned life insurance	498	483	472	458	511
Insurance brokerage commissions	331	312	310	263	329
Wealth management fees	838	866	668	795	937
Other noninterest income	974	309	380	287	1,002
Total noninterest income	7,767	5,584	5,640	5,853	8,951
Noninterest expense:
Compensation and benefits	13,894	13,750	12,961	12,649	13,162
Occupancy and equipment, net	3,790	3,623	3,478	3,515	3,306
Data processing expense	1,929	2,349	2,382	2,308	2,376
Telecommunications expense	468	464	465	531	552
Deposit insurance premiums	638	677	598	550	760
Legal and professional fees	516	412	387	416	463
Advertising	640	622	392	465	698
Postage and office supplies	308	344	283	302	418
Intangible amortization	1,018	1,018	1,018	1,018	1,018
Foreclosed property expenses (gains)	52	60	44	(8)	(185)
Other noninterest expense	1,749	1,730	1,852	1,963	2,307
Total noninterest expense	25,002	25,049	23,860	23,709	24,875
Net income before income taxes	16,960	14,144	15,366	16,638	19,499
Income taxes	3,430	2,837	3,173	3,487	3,939
Net income	13,530	11,307	12,193	13,151	15,560
Less: Distributed and undistributed earnings allocated
to participating securities	69	58	53	57	67
Net income available to common shareholders	$13,461	$11,249	$12,140	$13,094	$15,493

Basic earnings per common share	$1.19	$1.00	$1.08	$1.16	$1.37
Diluted earnings per common share	1.19	0.99	1.07	1.16	1.37
Dividends per common share	0.21	0.21	0.21	0.21	0.21
Average common shares outstanding:
Basic	11,276,000	11,302,000	11,287,000	11,286,000	11,281,000
Diluted	11,283,000	11,313,000	11,301,000	11,298,000	11,286,000

	For the three-month period ended
Quarterly Average Balance Sheet Data:	June 30,	Mar. 31,	Dec. 31,	Sep. 30,	June 30,
(dollars in thousands)	2024	2024	2023	2023	2023

Interest-bearing cash equivalents	$39,432	$182,427	$89,123	$5,479	$8,957
AFS securities and membership stock	476,198	472,904	468,498	462,744	468,879
Loans receivable, gross	3,809,209	3,726,631	3,691,586	3,645,148	3,546,423
Total interest-earning assets	4,324,839	4,381,962	4,249,207	4,113,371	4,024,259
Other assets	285,956	291,591	301,415	284,847	294,886
Total assets	$4,610,795	$4,673,553	$4,550,622	$4,398,218	$4,319,145

Interest-bearing deposits	$3,426,758	$3,497,502	$3,350,619	$3,132,201	$3,094,594
FHLB advances	102,757	111,830	113,519	167,836	125,636
Subordinated debt	23,149	23,137	23,124	23,111	23,790
Total interest-bearing liabilities	3,552,664	3,632,469	3,487,262	3,323,148	3,244,020
Noninterest-bearing deposits	539,637	532,075	572,101	600,202	607,782
Other noninterest-bearing liabilities	35,198	33,902	31,807	24,555	25,765
Total liabilities	4,127,499	4,198,446	4,091,170	3,947,905	3,877,567

Total stockholders’ equity	483,296	475,107	459,452	450,313	441,578

Total liabilities and stockholders’ equity	$4,610,795	$4,673,553	$4,550,622	$4,398,218	$4,319,145

Return on average assets	1.17%	0.97%	1.07%	1.20%	1.44%
Return on average common stockholders’ equity	11.2%	9.5%	10.6%	11.7%	14.1%

Net interest margin	3.25%	3.15%	3.25%	3.44%	3.60%
Net interest spread	2.65%	2.59%	2.69%	2.92%	3.17%

Efficiency ratio	58.3%	61.2%	58.5%	57.5%	55.1%